Filed Pursuant to Rule 424(b)(5) Registration No. 333-188817

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 7, 2013)

4,000,000 Shares

GasLog Ltd.

8.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL
PREFERENCE SHARES
(LIQUIDATION PREFERENCE $25.00 PER SHARE)

We are offering 4,000,000 of our 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series A Preference Shares”).

We may request that the underwriters reserve up to 5% of the Series A Preference Shares offered hereby for officers, directors and employees and related persons, as described herein. The number of Series A Preference Shares available for sale to the general public would be reduced to the extent of these sales.

Dividends on the Series A Preference Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 1st day of January, April, July and October of each year, when, as and if declared by our board of directors. The initial dividend on the Series A Preference Shares offered hereby will be payable on July 1, 2015. Dividends will be payable from cash available for dividends at a rate equal to 8.75% per annum of the stated liquidation preference.

At any time on or after April 7, 2020, the Series A Preference Shares may be redeemed, in whole or in part, out of amounts available therefor, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

We intend to file an application to list the Series A Preference Shares on the New York Stock Exchange. Currently, there is no public market for the Series A Preference Shares.

Investing in our Series A Preference Shares involves a high degree of risk. Our Series A Preference Shares have not been rated. Please read the section entitled “Risk Factors” on page S-16 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 26, 2015 before you make an investment in our Series A Preference Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$25.00	$100,000,000
Underwriting Discounts and Commissions(1)	$0.7875	$3,150,000
Proceeds to GasLog Ltd. (before expenses)	$24.2125	$96,850,000

(1)	See “Underwriting” for additional information regarding the total underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 600,000 shares of the Series A Preference Shares solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,622,500, and total proceeds to us before expenses will be $111,377,500.

The underwriters expect to deliver the Series A Preference Shares on or about April 7, 2015.

Joint Bookrunners

UBS Investment Bank	Morgan Stanley	Stifel
Joint Lead Manager
Credit Suisse

March 30, 2015

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference”. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

We expect that delivery of Series A Preference Shares will be made to investors on April 7, 2015, which will be the fifth business day following the date of pricing of the Series A Preference Shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series A Preference Shares on the initial pricing date of the Series A Preference Shares or the succeeding business day will be required, by virtue of the fact that the Series A Preference Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors on page S-16 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”), on March 26, 2015 (“Annual Report on Form 20-F”).

Unless otherwise indicated, references in this prospectus supplement to:

•

“GasLog”, the “Company”, the “Group”, “we”, “our”, “us” or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries (including GasLog Partners LP) or their predecessors, or to such entities collectively;

•

“GasLog Partners” or the “Partnership”, refer to GasLog Partners LP, a master limited partnership formed by GasLog to own, operate and acquire liquefied natural gas, or “LNG”, carriers under long-term charters, or any one or more of GasLog Partners’ subsidiaries;

•	the “general partner” refer to GasLog Partners GP LLC, the general partner of GasLog Partners;

•	“GasLog LNG Services” refer to GasLog LNG Services Ltd., our wholly owned subsidiary;

•

“our vessels” or “our ships” refer to the LNG carriers owned or controlled by the Company and its subsidiaries, including the LNG carriers owned by GasLog Partners; “our wholly owned vessels” or “our wholly owned ships” refer to the LNG carriers owned by the Company and its subsidiaries, excluding any LNG carriers owned by GasLog Partners and its subsidiaries;

•

“BG Group” refer to BG Group plc; “Methane Services” refer to Methane Services Limited, a subsidiary of BG Group; “Hyundai” refer to Hyundai Heavy Industries Co., Ltd.; “Samsung” refer to Samsung Heavy Industries Co., Ltd.; and “Shell” refer to Royal Dutch Shell plc; or, in each case, one or more of their subsidiaries or to such entities collectively;

•	“NYSE” refer to the New York Stock Exchange; and “SEC” refer to the U.S. Securities and Exchange Commission;

•	“dollars” and “$” refer to, and amounts are presented in, U.S. dollars;

•	“TFDE” refer to tri-fuel diesel electric;

•	“LP-2S” refer to dual-fuel two-stroke engine propulsion; and

•	“cbm” refer to cubic meters.

Our Company

We are a growth-oriented international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. After giving effect to the Pending Vessels Acquisition, as described under “—Recent Developments—Pending Vessels Acquisition”, our owned fleet will consist of 27 owned LNG carriers, including 18 ships on the water and nine LNG carriers on order at two of the world’s leading LNG shipbuilders, Samsung and Hyundai. This includes five LNG carriers in operation that are owned by our New York Stock Exchange- listed subsidiary GasLog Partners LP, with which we have entered into certain agreements governing our relationship, including purchase options for certain of our ships. After giving effect to the Pending Vessels Acquisition, we will manage and operate 21 LNG carriers, which include 17 of our ships on the water, three ships owned or leased by Methane Services, a subsidiary of BG Group, a leading participant in the global energy and natural gas markets, and one additional LNG carrier in which we have a 25% interest. We are also supervising the construction of our newbuildings. We have multi-year time charter contracts for 14 of our ships that have been delivered, four of our newbuildings on order and the two vessels to be acquired under the Pending Vessels Acquisition. From December 31, 2014, these contracts are expected to provide total contracted revenue of $3.2 billion during their initial terms, which expire between 2015 and 2026.

In addition to our committed order book, we have options to purchase up to six additional LNG carriers from Samsung that expire at the end of the first quarter of 2015. We intend to seek to extend these options. We also have a 25% interest in an additional ship, the Methane Nile Eagle, a 2007- built LNG carrier technically managed by us that is currently operating under a 20-year time charter to Methane Services, a subsidiary of BG Group.

Our current time charters have initial terms of up to 10 years and include options that permit the charterers to extend the terms for successive periods under hire rate provisions. We will continue to evaluate the attractiveness of longer and shorter-term chartering opportunities as the commercial characteristics of the LNG carrier industry evolve. We have structured our order book of new LNG carriers to have staggered delivery dates, facilitating a smooth integration of the ships into our fleet as well as significant annual growth through 2017. This has the additional advantage of spreading our exposure to the re-employment of these ships over several years upon expiration of their current charters.

Each of our 27 owned LNG carriers (after giving effect to the Pending Vessels Acquisition) is designed with a capacity of between approximately 145,000 cbm and 174,000 cbm. We believe this size range maximizes their operational flexibility, as these ships are compatible with most existing LNG terminals around the world. All but one of the LNG carriers in our owned fleet are of the same specifications (in groups of ten, eight, six and two ships), which allows us to benefit from economies of scale and operating efficiencies in ship construction, crew training, crew rotation and shared spare parts. Upon delivery of the last of our nine contracted newbuildings and after giving effect to the Pending Vessels Acquisition, our owned fleet will have an average age of 5.0 years, making it one of the youngest in the industry. By comparison, as of March 30, 2015, the average age for the global fleet of LNG carriers, including LNG carriers of all sizes, is 11.1 years.

Our wholly owned subsidiary, GasLog LNG Services, exclusively handles the technical management of our fleet, including plan approval for new ship orders, supervision of ship construction and planning and supervision of drydockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental, or “HSSE”, management and reporting. As the sole technical manager of BG Group’s owned fleet of LNG carriers for over 13 years, we have established a track record for the efficient, safe and reliable operation of LNG carriers, which is evidenced by our safety performance and the limited off-hire days of the 21 ships currently operating under our management.

GasLog Partners

On May 12, 2014, our subsidiary GasLog Partners completed an initial public offering in which it raised net proceeds of $186.03 million. GasLog Partners was formed by us to own and operate LNG carriers under long-term charters. Its common units representing limited partner interests are traded on the NYSE under the ticker symbol “GLOP”. Concurrently with the initial public offering, GasLog Partners acquired the entities that own the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney from us. On September 29, 2014, GasLog Partners completed a follow-on public offering, resulting in net proceeds of $133.01 million. GasLog Partners used the proceeds to partially finance the acquisition from the Company of the entities that own the Methane Rita Andrea and the Methane Jane Elizabeth. GasLog Partners holds options to acquire 10 additional vessels from us and will have certain rights to acquire future vessels meeting certain criteria that have charters with a remaining term of at least 5 years, including the vessels that are the subject of the Pending Vessels Acquisition described below.

As of March 30, 2015, the Company holds a 42.5% interest in GasLog Partners and, as a result of its ownership of the general partner and the fact that the general partner elects the majority of the Partnership’s directors in accordance with the Partnership’s partnership agreement the Company has the ability to control the Partnership’s affairs and policies. Consequently, GasLog Partners is consolidated in the Company’s financial statements.

Our Fleet

Owned Fleet

The following table presents information about our wholly owned fleet and their associated time charters as of March 30, 2015, after giving effect to the Pending Vessels Acquisition:

Vessel Name		Year Built	Cargo Capacity (cbm)	Charterer(1)	Propulsion	Charter Expiration(2)	Optional Period(3)
1	GasLog Savannah	2010	155,000	BG Group	TFDE	September 2015	2018-2023
2	GasLog Singapore	2010	155,000	BG Group	TFDE	September 2016	2019-2024
3	GasLog Skagen	2013	155,000	BG Group	TFDE	April 2021(4)	2026-2031
4	GasLog Chelsea	2010	153,600	Spot Market	TFDE	N/A	N/A
5	GasLog Seattle	2013	155,000	Shell	TFDE	December 2020	2025-2030
6	Solaris	2014	155,000	Shell	TFDE	June 2021	2026-2031
7	GasLog Saratoga	2014	155,000	Spot Market	TFDE	N/A	N/A
8	Methane Lydon Volney	2006	145,000	BG Group	Steam	October 2020	2023-2025
9	Methane Shirley Elisabeth	2007	145,000	BG Group	Steam	June 2020	2023-2025
10	Methane Alison Victoria	2007	145,000	BG Group	Steam	December 2019	2022-2024
11	Methane Heather Sally	2007	145,000	BG Group	Steam	December 2020	2023-2025
12	Methane Becki Anne*	2010	170,000	BG Group	TFDE	2024(5)	2027-2029(5)
13	Methane Julia Louise*	2010	170,000	BG Group	TFDE	2026(5)	2029-2031(5)

The following table presents information about GasLog Partners’ fleet and their associated time charters as of March 30, 2015:

Vessel Name		Year Built	Cargo Capacity (cbm)	Charterer(1)	Propulsion	Charter Expiration(2)	Optional Period(3)
1	GasLog Shanghai	2013	155,000	BG Group	TFDE	January 2018	2021-2026
2	GasLog Santiago	2013	155,000	BG Group	TFDE	March 2018	2021-2026
3	GasLog Sydney	2013	155,000	BG Group	TFDE	May 2019	2022-2027
4	Methane Rita Andrea	2006	145,000	BG Group	Steam	April 2020	2023-2025
5	Methane Jane Elizabeth	2006	145,000	BG Group	Steam	October 2019	2022-2024

*

Denotes ships to be acquired from Methane Services, a subsidiary of BG Group, pursuant to the Pending Vessels Acquisition. Currently, these ships are managed by the Company. See “—Recent Developments—Pending Vessels Acquisition”.

(1)	Vessels are chartered to a subsidiary of BG Group or a subsidiary of Shell, as applicable.

(2)	Indicates the expiration of the initial term.

(3)

The period shown reflects the expiration of the minimum optional period and the maximum optional period. The charterer of the GasLog Savannah and the GasLog Singapore has unilateral options to extend the term of the time charters for periods ranging from 30 months to 90 months. The charterer of the GasLog Skagen has unilateral options to extend the term of the charter for up to ten years, on a seasonal charter basis. The charterer of the GasLog Seattle and the Solaris has unilateral options to extend the term of the time charters for periods ranging from 5 to 10 years, provided that the charterer provides us with advance notice of declaration of any option in accordance with the terms of the applicable charter. The charterer of the Methane Lydon Volney has a unilateral option to extend the term for a period of either three or five years at its election. In addition, the charterer of the Methane Shirley Elisabeth, the Methane Heather Sally and the Methane Alison Victoria has a unilateral option to extend the term of two of the related time charters for a period of either three or five years at its election. The charterer of the GasLog Shanghai, GasLog Santiago and GasLog Sydney may be extended for up to two extension periods of three or four years at the charterer’s option, and each charter requires that the charterer provide us with 90 days’ notice before the charter expiration of its exercise of any extension option. The charterer of the Methane Rita Andrea and the Methane Jane Elizabeth may

extend either or both of these charters for one extension period of three or five years, and each charter requires that the charterer provide us with advance notice of its exercise of any extension option.

(4)

Time charter provides for full employment for three years and a subsequent five year seasonal charter under which the ship is employed for seven months and available to accept other charters for five months.

(5)

Indicates the expected terms of the charters to be entered into with Methane Services in connection with the Pending Vessels Acquisition. The charterer is expected to have a unilateral option to extend the term for a period of either three or five years at its election.

Newbuilds

Vessel Name		Date of Delivery(1)	Cargo Capacity (cbm)	Charterer(2)	Propulsion(3)	Charter Expiration(4)	Optional Period(5)
1	Hull No. 2044	Q2 2015	155,000	N/A	TFDE	N/A	N/A
2	Hull No. 2072	Q1 2016	174,000	BG Group	TFDE	2026	2031
3	Hull No. 2073	Q2 2016	174,000	BG Group	TFDE	2026	2031
4	Hull No. 2102	Q3 2016	174,000	BG Group	TFDE	2023	2028-2031
5	Hull No. 2103	Q4 2016	174,000	BG Group	TFDE	2023	2028-2031
6	Hull No. 2130	Q2 2017	174,000	N/A	LP-2S	N/A	N/A
7	Hull No. 2131	Q3 2017	174,000	N/A	LP-2S	N/A	N/A
8	Hull No. 2800	Q3 2017	174,000	N/A	LP-2S	N/A	N/A
9	Hull No. 2801	Q4 2017	174,000	N/A	LP-2S	N/A	N/A

(1)	Expected delivery quarters are presented.

(2)	Vessels are chartered to a subsidiary of BG Group.

(3)	References to “LP-2S” refer to dual-fuel two-stroke engine propulsion.

(4)	Indicates the expiration of the initial term.

(5)

The charterer of Hulls No. 2072 and 2073 has the right to extend the charters for a period of five years at the charterer’s option. The charterer of Hulls No. 2102 and 2103 has the right to extend the charters by two additional periods of three or five years each, provided that the charterer provides us with advance notice of declaration.

The Company also currently holds options to purchase up to six 174,000 cbm newbuildings from Samsung, each of which would be built against a very high specification, with delivery dates in 2018 and 2019. Such options will expire at the end of the first quarter of 2015. We intend to seek to extend these options.

The key characteristics of our owned fleet include the following:

•

each ship is sized at between approximately 145,000 cbm and 174,000 cbm capacity, which places our ships in the medium- to large-size class of LNG carriers; we believe this size range maximizes their operational flexibility, as these ships are compatible with most existing LNG terminals around the world, and minimizes excess LNG boil-off;

•	all but one of our ships, including the newbuilds, are of the same specifications (in groups of ten, eight, six and two ships);

•	each ship is double-hulled, which is standard in the LNG industry;

•

each ship has a membrane containment system incorporating current industry construction standards, including guidelines and recommendations from Gaztransport and Technigaz (the designer of the membrane system) as well as updated standards from our classification society;

•	each of our ships is modern steam powered or has TFDE or has dual-fuel two-stroke engine propulsion technology;

•	Bermuda is the flag state of each ship;

•

each of our delivered ships has received, and each of our newbuildings is expected to receive, an ENVIRO+ notation from our classification society, which denotes compliance with its published guidelines concerning the most stringent criteria for environmental protection related to design characteristics, management and support systems, sea discharges and air emissions; and

•

upon delivery of the last of our nine contracted newbuildings in 2017, our owned fleet will have an average age of 5.0 years, making it one of the youngest in the industry, compared to a current average age of 11.1 years for the global LNG carrier fleet including LNG carriers of all sizes as of March 30, 2015.

In addition to our owned fleet, we have a 25% ownership interest in Egypt LNG, an entity whose principal asset is the Methane Nile Eagle. The Methane Nile Eagle is a 145,000 cbm LNG carrier that was built in 2007. It is currently chartered to Methane Services, a subsidiary of BG Group under a 20 year time charter, which is subject to extension for up to 10 years at the charterer’s option.

We continually evaluate short and long-term charter opportunities for our vessels, including the newbuildings for which we do not currently have charters fixed. Our discussions with potential charterers are at various stages of advancement; however, as of the date of this prospectus supplement, we cannot provide assurance that we will conclude any particular charter or if, concluded, the charter rate that will apply.

Managed Fleet

Through GasLog LNG Services, we provide technical ship management services for six LNG carriers owned by third parties, including the two vessels to be acquired under the Pending Vessels Acquisition, in addition to management of the 15 LNG carriers currently operating in our owned fleet (the Solaris is managed by a subsidiary of Shell). We supervised the construction by Samsung of each LNG carrier in our managed fleet, and each ship has operated under our technical management since its delivery from the shipyard with the exception of the Solaris.

The following table provides information about our managed ships:

Vessel Name		Year Built	Cargo Capacity (cbm)	Propulsion	GasLog Ownership	Ship Owner
1	Methane Becki Anne*	2010	170,000	TFDE	—	BG Group
2	Methane Julia Louise*	2010	170,000	TFDE	—	BG Group
3	Methane Patricia Camila	2010	170,000	TFDE	—	BG Group
4	Methane Mickie Harper	2010	170,000	TFDE	—	BG Group
5	Methane Kari Elin	2004	138,000	Steam	—	BG Group
6	Methane Nile Eagle(1)	2007	145,000	Steam	25%	Egypt LNG(1)

*	Denotes ships to be acquired from Methane Services, a subsidiary of BG Group, pursuant to the Pending Vessels Acquisition. See “—Recent Developments—Pending Vessels Acquisition”.

(1)

The Methane Nile Eagle is owned by Egypt LNG, in which we indirectly hold a 25% equity interest. BG Asia Pacific Ptd. Limited, a subsidiary of BG Group, and Eagle Gas Shipping Co. E.S.A., an entity affiliated with the government of Egypt, have 25% and 50% equity interests, respectively, in Egypt LNG.

Recent Developments

Pending Vessels Acquisition

On December 22, 2014, GasLog entered into an agreement with Methane Services, a subsidiary of BG Group, to acquire two LNG carriers, the Methane Becki Anne and the Methane Julia Louise, for a purchase price of $460.0 million. The vessels will be chartered back to Methane Services for periods of nine and eleven years, respectively, with further options for the charterer to extend the term of the time charter for each vessel by either three or five years. GasLog supervised their construction and has technically managed both ships since their delivery to BG Group in 2010. They have TFDE propulsion and on-board reliquefaction plants, which enable the vessels to operate on gas at a wider range of speeds more efficiently. On March 25, 2015, in connection with the Pending Vessels Acquisition, GasLog, through its vessel-owning subsidiaries GAS-twenty-six Ltd. and GAS-twenty-seven Ltd., entered into a senior secured term loan facility of up to $325.0 million with ABN Amro Bank N.V., Commonwealth Bank of Australia, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG Filiale Deutschlandgeschäft, DNB Bank ASA, London Branch and ING Bank N.V., London Branch, and a subordinated term loan facility of up to $135.0 million with ABNAmro Bank N.V., Credit Agricole Corporate and Investment Bank, Deutsche Bank AG Filiale Deutschlandgeschäft and DNB Bank ASA, London Branch. The closing of the transaction is subject to the satisfaction of certain conditions GasLog expects the transaction to close by the end of March 2015. In connection with the Pending Vessels Acquisition, GasLog and GasLog Partners have agreed that GasLog Partners will have the option, exercisable at any time within 36 months after the closing of the Pending Vessels Acquisition, to purchase the vessels acquired by GasLog under the Pending Vessels Acquisition at their fair market value, as determined under the omnibus agreement, under the same terms as apply to the 10 other vessels over which GasLog Partners hold options granted by GasLog. This agreement supersedes the provision under the omnibus agreement that would otherwise have required us to offer to GasLog Partners, within 30 days of the completion of the Pending Vessels Acquisition, an opportunity to purchase such vessels at the acquisition price paid to Methane Services plus certain administrative costs, and would have allowed GasLog Partners 30 days to respond to such offer. There can be no assurance that the Pending Vessels Acquisition will close, or that GasLog Partners will ultimately acquire the vessels.

Current LNG Market Conditions

The significant fall in oil prices over the past six months and the milder than expected Far Eastern winter have led to substantial declines in the price of LNG and a lack of pricing differential between the Eastern and Western hemispheres. These factors, among others, have in turn led to a significant shortening of the average duration of spot charters fixed during the first portion of 2015, as well as a significant decline in average rates for new spot and shorter-term LNG charters commencing promptly. In addition, some production companies have announced delays or cancellations of certain previously announced (but early stage) LNG projects, which, unless offset by new projects coming on stream, could adversely affect demand for LNG charters over the next few years, while the amount of tonnage available for charter is expected to increase. See “Risk Factors—The recent change in oil prices may result in our inability to pay dividends on or redeem our Series A Preference Shares.”

Our Relationship to Our Controlling Shareholders

Our chairman, Peter G. Livanos, is our largest shareholder through his ownership of Ceres Shipping Ltd., or “Ceres Shipping”, which has a majority ownership interest in Blenheim Holdings Ltd., or “Blenheim Holdings”. The shipping activities of the Livanos family commenced more than 100 years ago, and Ceres Shipping also has interests in tankers, dry bulk carriers and containerships. Ceres Shipping’s LNG shipping activities commenced in 2001, and its operations in the LNG shipping sector are conducted exclusively through GasLog. Entities controlled by members of the Livanos family, including our chairman, are deemed to beneficially own approximately 39.7% of our issued and outstanding common shares. As a result of his ownership of our common shares,

Mr. Livanos can effectively control the outcome of most matters on which GasLog’s shareholders are entitled to vote.

Anthony Papadimitriou, a member of our Board, was originally designated by the Onassis Foundation to serve as one of our directors. The Onassis Foundation beneficially owns 8.28% of our issued and outstanding common shares.

Corporate Information

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

The Offering

Issuer	GasLog Ltd.
Securities Offered

4,000,000 shares of our 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share, liquidation preference $25.00 per share, (or 4,600,000 shares if the underwriters exercise their option to purchase additional shares in full).

For a detailed description of the Series A Preference Shares, see “Description of Series A Preference Shares.”
Price Per Share	$25.00
Conversion; Exchange and Preemptive Rights	The Series A Preference Shares will not have any conversion or exchange rights or be subject to preemptive rights.
Dividends

Dividends on Series A Preference Shares will accrue and be cumulative from the date that the Series A Preference Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors out of cash available for such purpose.

Dividend Payment Dates

January 1, April 1, July 1 and October 1 (each, a “Dividend Payment Date”) commencing July 1, 2015. If any Dividend Payment Date would otherwise fall on a date that is not a Business Day, declared dividend will be payable on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends will not bear interest.

Dividend Rate

The dividend rate for the Series A Preference Shares will be 8.75% per annum per $25.00 of liquidation preference per share (equal to $2.18750 per annum per share). The dividend rate is not subject to adjustment.

Ranking

The Series A Preference Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series A Preference Shares will rank:

•

senior to all classes of our common shares and to each other class or series of shares established after the original issue date of the Series A Preference Shares that is expressly made junior to the Series A Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, “Junior Securities”);

•

pari passu with any other class or series of shares established after the original issue date of the Series A Preference Shares that is not expressly subordinated or senior to the Series A Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, “Parity Securities”); and
•

junior to (i) all of our indebtedness, including our senior unsecured Norwegian bond of NOK 1 billion and guarantees of our subsidiaries’ indebtedness, (ii) all other liabilities and (iii) each other class or series of shares expressly made senior to the Series A Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in clause (iii), “Senior Shares”).

Payment of Dividends

No dividend may be declared or paid or set apart for payment on any Junior Securities unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preference Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series A Preference Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all issued and outstanding Series A Preference Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest such payment date. If less than all dividends payable with respect to all Series A Preference Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preference Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preference Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. The holders of Series A Preference Shares will not receive interest on unpaid dividends.

Optional Redemption

At any time on or after April 7, 2020, we may redeem, in whole or from time to time in part, the Series A Preference Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected out of any funds available for such purpose.

We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.
Voting Rights

Holders of the Series A Preference Shares generally have no voting rights. However, if and whenever dividends payable on the Series A Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series A Preference Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series A Preference Shares voted as a class for the election of such director). The right of such holders of Series A Preference Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series A Preference Shares have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preference Shares, voting as a single class, we may not adopt any amendment to our memorandum of association, Bye-laws (“Bye-laws”) or certificate of designations, that adversely varies the preferences, powers or rights of the Series A Preference Shares in any material respect.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preference Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not (i) issue any Parity Securities if the cumulative dividends payable on outstanding Series A Preference Shares are in arrears or (ii) create or issue any Senior Shares.

Except as noted above, no vote or consent of the holders of Series A Preference Shares is required for (i) creation or incurrence of any indebtedness, (ii) authorization or issuance of any common shares or other Junior Securities or (iii) authorization or issuance of any preference shares of any series.

Fixed Liquidation Price

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A Preference Shares will have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common shares or any other Junior Securities.
Sinking Fund	The Series A Preference Shares will not be subject to any sinking fund requirements.
Use of Proceeds

We intend to use the net proceeds of the sale of the Series A Preference Shares, which, after deducting underwriting discounts and the estimated expenses payable by us, are expected to total approximately $96,170,000 (or approximately $110,700,000 if the underwriters exercise their over-allotment option in full), for general corporate purposes which may include making vessel acquisitions or investments.

Ratings	The Series A Preference Shares will not be rated by any Nationally Recognized Statistical Rating Organization.
Listing

We intend to file an application to list the Series A Preference Shares on The New York Stock Exchange (the “NYSE”). If the application is approved, trading of the Series A Preference Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series A Preference Shares. The underwriters have advised us that they intend to make a market in the Series A Preference Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series A Preference Shares will develop prior to commencement of trading on the NYSE or, if developed, that it will be maintained.

Form	The Series A Preference Shares will be issued and maintained only in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), except under limited circumstances.
Settlement	Delivery of the Series A Preference Shares offered hereby will be made against payment therefor on or about April 7, 2015.
Risk Factors

An investment in our Series A Preference Shares involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 26, 2015 to determine whether an investment in our Series A Preference Shares is appropriate for you.

Tax Considerations

Provided that the Series A Preference Shares are readily tradable on an established securities market in the United States, we believe that under current U.S. Federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” subject to a maximum 20% U.S. Federal income tax rate. Any portion of your distribution that is not treated as a dividend will be treated first as a non- taxable return of capital to the extent of your tax basis in your Series A Preference Shares and, thereafter, as capital gain. See “Material U.S. Federal Income Tax Considerations.”

Directed share program

We may request that the underwriters reserve up to 5% of the Series A Preference Shares offered hereby for officers, directors and employees and related persons, as described herein. For further information regarding our directed share program, please read “Underwriting—Directed Share Program”.

Summary Consolidated Financial and Other Data

The following table presents summary consolidated financial and other data of GasLog Ltd. for each of the five years in the five-year period ended December 31, 2014. The summary consolidated financial data of GasLog Ltd. as of December 31, 2013 and 2014, and for each of the years in the three- year period ended December 31, 2014, is derived from our audited consolidated financial statements and notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference. The summary consolidated financial data as of December 31, 2010 and 2012, and for the years ended December 31, 2010 and 2011, is derived from our audited consolidated financial statements, which are not included in our Annual Report on Form-20-F. The summary consolidated financial data as of December 31, 2011 has been restated to account for the retrospective application of the amendments to IAS 19 Employee Benefits adopted on January 1, 2013 and derives from our accounting records. Our consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, or “IFRS”, as issued by the International Accounting Standards Board, or the “IASB”.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference. You should also read “Item 5. Operating and Financial Review and Prospects” of our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference.

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands of U.S. dollars, except share and per share data)
STATEMENT OF PROFIT OR LOSS
Revenues	$39,832	$66,471	$68,542	$157,240	$328,679
Vessel operating and supervision costs	(8,644)	(12,946)	(14,646)	(34,919)	(78,470)
Depreciation of fixed assets	(6,560)	(12,827)	(13,065)	(29,322)	(70,695)
General and administrative expenses	(11,572)	(15,997)	(20,380)	(21,598)	(34,154)

Profit from operations	13,056	24,701	20,451	71,401	145,360

Financial costs	(5,046)	(9,631)	(11,670)	(27,851)	(71,579)
Financial income	121	42	1,174	411	274
(Loss)/gain on swaps	—	(2,725)	(6,783)	11,498	(24,787)
Share of profit of associate	1,460	1,311	1,078	1,470	1,497
Gain on disposal of subsidiaries	—	25	—	—	—

Total other expenses, net	(3,465)	(10,978)	(16,201)	(14,472)	(94,595)

Profit for the year	$9,591	$13,723	$4,250	$56,929	$50,765

Profit attributable to owners of the Group	$9,849	$14,040	$4,250	$56,929	$42,161
(Loss)/profit attributable to non-controlling interest	$(258)	$(317)	$—	$—	$8,604
Earnings per share, basic and diluted(1)	$0.25	$0.36	$0.07	$0.91	$0.54
Weighted average number of shares, basic(1)	35,700,000	35,837,297	56,093,775	62,863,665	78,633,820
Weighted average number of shares, diluted(1)	39,101,496	39,101,496	56,695,519	62,863,665	78,800,192
Dividends declared per share(1)(2)	$0.44	$0.22	$0.11	$0.45	$0.50

	As of December 31,
	2010	2011	2012	2013	2014
	(in thousands of U.S. dollars)
STATEMENT OF FINANCIAL POSITION DATA
Cash and cash equivalents	$23,270	$20,093	$110,978	$103,798	$211,974
Short-term investments	—	—	104,674	4,500	28,103
Restricted cash	—	—	—	—	22,826
Investment in associate(3)	7,003	6,528	6,856	6,326	6,603
Tangible fixed assets(4)	450,265	438,902	426,880	1,529,720	2,809,517
Vessels under construction	18,700	109,070	217,322	120,295	142,776
Total assets	512,005	607,013	908,768	1,816,679	3,269,971
Borrowings—current portion	22,640	24,277	25,753	100,320	116,431
Borrowings—non-current portion	287,597	256,788	228,515	1,014,754	1,778,845
Share capital(1)	391	391	629	629	810
Equity attributable to owners of the Group	171,733	290,494	603,271	639,533	929,391
Non-controlling interest	9,199	—	—	—	323,646
Total equity	180,932	290,494	603,271	639,533	1,253,037

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands of U.S. dollars)
CASH FLOW DATA
Net cash from operating activities	$25,633	$27,001	$24,918	$86,745	$148,288
Net cash used in investing activities	(212,806)	(86,464)	(212,621)	(935,516)	(1,386,656)
Net cash from financing activities	203,203	56,286	278,811	840,481	1,346,762

	Year Ended December 31,
	2010	2011	2012	2013	2014
FLEET DATA(5)
Number of managed ships at end of period	14	14	14	20	21
Average number of managed ships during period	10.3	14.0	14.0	16.9	20.0
Number of owned ships at end of period	2	2	2	8	16
Average number of owned ships during period	1.0	2.0	2.0	5.0	12.4
Average age of owned ships (years)	0.5	1.5	2.5	1.7	4.4
Total calendar days for owned fleet	372	730	732	1,832	4,520
Total operating days for owned fleet	372	730	732	1,808	4,392

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands of U.S. dollars)
OTHER FINANCIAL DATA
EBITDA(6)	$21,076	$38,864	$34,594	$102,193	$217,552
Adjusted EBITDA(6)	20,859	38,738	34,047	101,617	217,172
Capital expenditures:
Payment for vessels	228,859	88,036	110,765	1,038,153	1,364,283
Dividend declared(2)	17,250	8,500	6,915	28,288	39,840

(1)	Gives effect to the 238-for-1 share split effected on March 13, 2012.

(2)

Of the total $17.25 million and $8.5 million dividends declared, respectively, during the years ended December 31, 2010 and 2011, $16.77 million and $0.77 million, respectively, was paid in cash and the remainder was contributed to the capital of the Company by our existing majority shareholder. The dividends declared during the years ended December 31, 2012, 2013 and 2014 were paid in cash.

(3)	Consists of our 25% ownership interest in Egypt LNG Shipping Ltd. or “Egypt LNG”.

(4)

Includes delivered ships (including drydocking component of ship cost) as well as office property and other tangible assets, less accumulated depreciation. See Note 6 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference.

(5)

Presentation of fleet data does not include newbuildings on order during the relevant periods. The data presented regarding our owned fleet includes only our owned ships delivered prior to December 31, 2014 including the ships owned by GasLog Partners. The data presented regarding our managed fleet includes our wholly owned fleet as well as ships owned by GasLog Partners, BG Group and Egypt LNG that are operating under our management.

(6)	Non-GAAP Financial Measures:

EBITDA is defined as earnings before depreciation, amortization, interest income and expense, gain/loss on swaps and taxes. Adjusted EBITDA is defined as EBITDA before foreign exchange gains/losses. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that these non-GAAP financial measures assist our management and investors by increasing the comparability of our performance from period to period. We believe that including EBITDA and Adjusted EBITDA assists our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to continue to hold our common shares. This increased comparability is achieved by excluding the potentially disparate effects between periods of interest, gain/loss on swaps, taxes, depreciation and amortization, and, in the case of Adjusted EBITDA, foreign exchange gains/losses, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect results of operations between periods.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered as alternatives to, or as substitutes for, or superior to profit, profit from operations or any other measure of financial performance presented in accordance with IFRS. Some of these limitations include the fact that they do not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) changes in, or cash requirements for our working capital needs and (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. Although depreciation and amortization are non- cash charges, the assets being depreciated and amortized will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. EBITDA and Adjusted EBITDA are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows and other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the excluded items. Therefore, the non-GAAP financial measures as presented below may not be comparable to similarly titled measures of other companies in the shipping or other industries.

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands of U.S. dollars)
Reconciliation of EBITDA and Adjusted EBITDA to Profit: (Amounts expressed in thousands of U.S. Dollars)
Profit for the year	$9,591	$13,723	$4,250	$56,929	$50,765
Depreciation of fixed assets	6,560	12,827	13,065	29,322	70,695
Financial costs	5,046	9,631	11,670	27,851	71,579
Financial income	(121)	(42)	(1,174)	(411)	(274)
Loss/(gain) on swaps	—	2,725	6,783	(11,498)	24,787

EBITDA	21,076	38,864	34,594	102,193	217,552

Foreign exchange (gains)/losses, net	(217)	(126)	(547)	(576)	(380)

Adjusted EBITDA	20,859	38,738	34,047	101,617	217,172

RISK FACTORS

Any investment in our Series A Preference Shares involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 5 of our Annual Report on Form 20-F for the year ended December 31, 2014, which was filed with the SEC on March 26, 2015 and incorporated herein by reference, before investing in our Series A Preference Shares. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares as well as the trading price of our Series A Preference Shares, which we intend to list on the NYSE. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment. In addition, potential investors should consider the following risks and uncertainties with respect to your investment in the Series A Preference Shares.

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series A Preference Shares following the payment of expenses.

We will pay quarterly dividends on our Series A Preference Shares from cash available for such purpose when, as and if declared by our board of directors. Although dividends on the Series A Preference Shares are cumulative, our board of directors must declare the actual payment of those dividends. We may not have sufficient cash available each quarter to pay dividends, and our board of directors can elect at any time or from time to time, for an indefinite duration, not to pay any or all accumulated dividends. In addition, while we have no obligation to redeem our Series A Preference Shares, we may have insufficient cash available to redeem our Series A Preference Shares at a time when it would otherwise be beneficial for us to do so. The amount of dividends we can pay or the amount we can use to redeem Series A Preference Shares depends upon the amount of cash we generate from and use in our operations, which may fluctuate significantly based on, among other things:

•

general LNG shipping market conditions and trends, including charter rates, ship values, factors affecting supply and demand, technological advancements and opportunities for the profitable operations of LNG carriers;

•

our ability to comply with the specified financial covenants in our loan facilities and our Norwegian Kroner-denominated senior unsecured notes (the “NOK Bond”) and as corporate guarantor for certain loan facilities on a consolidated basis;

•	our ability to obtain new charters for our vessels at favorable rates;

•	the charter-hire payments we obtain from our charters as well as our ability to re-charter the vessels and the rates obtained upon the expiration of our existing charters;

•	the due performance by our charterers of their obligations;

•	our fleet expansion strategy and associated uses of our cash and our financing requirements;

•	delays in the delivery of newbuild vessels and the beginning of payments under charters relating to those vessels;

•	the level of our operating costs, such as the costs of crews, lubricants and insurance;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled dry-docking of our ships;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	prevailing global and regional economic and political conditions;

•	changes in interest rates;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	modification or revocation of our dividend policy by our board of directors; and

•	the amount of any cash reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends.

In addition, our financing agreements prohibit the payment of dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends.

The Series A Preference Shares represent perpetual equity interests.

The Series A Preference Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preference Shares may be required to bear the financial risks of an investment in the Series A Preference Shares for an indefinite period of time.

The Series A Preference Shares are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series A Preference Shares will increase your reliance on the secondary market for liquidity purposes.

The Series A Preference Shares are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series A Preference Shares on the NYSE, but there can be no assurance that the NYSE will accept the Series A Preference Shares for listing. Even if the Series A Preference Shares is approved for listing by the NYSE, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series A Preference Shares could be adversely affected and your ability to transfer your shares will be limited. Furthermore, trading in the securities may be negatively affected by the fact that only a small number of shares of Series A Preference Shares will be issued. If an active trading market does develop on the NYSE, our Series A Preference Shares may trade at prices lower than the offering price. The trading price of our Series A Preference Shares will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our subsequent issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares of our Series A Preference Shares pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series A Preference Shares have not been rated, and ratings of any other of our securities may affect the trading price of the Series A Preference Shares.

We have not sought to obtain a rating for the Series A Preference Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series A Preference Shares or that we may elect to obtain a rating of our Series A Preference Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series A Preference Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Series A Preference Shares, could adversely affect the market for, or the market value of, the Series A Preference Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preference Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series A Preference Shares may not reflect all risks related to us and our business, or the structure or market value of the Series A Preference Shares.

Our Series A Preference Shares are subordinated to our debt obligations and your interests could be diluted by the issuance of additional preference shares, including additional Series A Preference Shares, and by other transactions.

Our Series A Preference Shares are subordinated to all of our existing and future indebtedness. During the year ended December 31, 2014, we had an average of $1,613.50 million of outstanding indebtedness. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends to shareholders. Our memorandum of association and Bye-laws currently authorizes the issuance of an unlimited number of preference shares out of the 500,000,000 shares of share capital in one or more classes or series. The issuance of additional Preference Shares on a parity with or senior to our Series A Preference Shares would dilute the interests of the holders of our Series A Preference Shares, and any issuance of Preference Shares senior to or on a parity with our Series A Preference Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series A Preference Shares. No provisions relating to our Series A Preference Shares protect the holders of our Series A Preference Shares in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series A Preference Shares.

Our Series A Preference Shares rank pari passu with any other class or series of shares established after the original issue date of the Series A Preference Shares that is not expressly subordinated or senior to the Series A Preference Shares as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series A Preference Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series A Preference Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

Market interest rates may adversely affect the value of our Series A Preference Shares.

One of the factors that will influence the price of our Series A Preference Shares will be the dividend yield on the Series A Preference Shares (as a percentage of the price of our Series A Preference Shares) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our Series A Preference Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series A Preference Shares to decrease.

As a holder of Series A Preference Shares you have extremely limited voting rights.

Your voting rights as a holder of Series A Preference Shares will be extremely limited. Our common shares are the only class of our shares carrying full voting rights. Holders of the Series A Preference Shares generally have no voting rights. However, if and whenever dividends payable on the Series A Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series A Preference Shares (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series A Preference Shares voted as a class for the election of such director). The right of such holders of

Series A Preference Shares to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series A Preference Shares have been paid in full. Certain other limited protective voting rights are described in this prospectus under “Description of Series A Preference Shares—Voting Rights.”

Our ability to pay dividends on and to redeem our Series A Preference Shares is limited by the requirements of Bermuda law.

Under Bermuda law, a company may not declare or pay dividends on the Series A Preference Shares if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. In addition, under Bermuda law, we may not redeem or purchase the Series A Preference Shares, except, in relation to the par value of the Series A Preference Shares, out of the proceeds of a new issue of shares made for the purposes of the redemption or purchase, out of capital paid upon the Series A Preference Shares or out of funds that would otherwise be available for dividends or distribution, and in relation to any amounts above the par value out of the funds that would otherwise be available for dividends or distribution or out of the share premium account. A redemption or repurchase is not lawful if there are reasonable grounds for believing that we are, or thereafter would be, unable to pay our liabilities as they become due.

We are a holding company and our subsidiaries conduct substantially all of our operations and own all of our operating assets, including our LNG carriers. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to pay our obligations and to make dividend payments depends entirely on our subsidiaries and their ability to distribute funds to us, including our New York Stock Exchange listed subsidiary, GasLog Partners LP which is a Marshall Islands limited partnership. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by the law of its jurisdiction of incorporation which regulates the payment of dividends. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at the redemption preference of $25.00 per share plus accumulated and unpaid dividends to the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for your Series A Preference Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

The Series A Preference Shares are redeemable at our option.

We may, at our option, redeem all or, from time to time, part of the Series A Preference Shares on or after April 7, 2020. If we redeem your Series A Preference Shares, you will be entitled to receive a redemption price equal to $25.00 per share plus accumulated and unpaid dividends to the date of redemption. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series A Preference Shares had the shares of the Series A Preference Shares not been redeemed. We may elect to exercise our partial redemption right on multiple occasions.

The recent change in oil prices may result in our inability to pay dividends on or redeem our Series A Preference Shares.

The significant fall in oil prices over the past six months and the milder than expected Far Eastern winter have led to substantial declines in the price of LNG and a lack of pricing differential between the Eastern and Western hemispheres. These factors, among others, have in turn led to a significant shortening of the average duration of spot charters fixed during the first portion of 2015, as well as a significant decline in average rates for new spot and shorter-term LNG charters commencing promptly. In addition, some production companies have announced delays or cancellations of certain previously announced (but early stage) LNG projects, which, unless offset by new projects coming on stream, could adversely affect demand for LNG charters over the next few years, while the amount of tonnage available for charter is expected to increase. Over the next 18 months, unless LNG charter market conditions improve, we may have difficulty in securing new charters at attractive rates and durations for the two vessels we have operating under short-term contracts and the three vessels that will either be delivered or could come off charter between April 2015 and the end of 2016. Currently, we have a total of 888 open vessel days during the remainder of 2015. A failure to obtain charters at acceptable rates on these vessels would adversely affect our liquidity and results of operations, as well as our ability to meet certain of our debt covenants later in 2015, particularly the covenants relating to the required ratio of EBITDA to debt service and the minimum cash requirement. During this period, our revenue, cash position and covenant compliance will also be adversely affected by our need to complete 10 drydockings over the next 18 months. A sustained decline in charter rates could also adversely affect the market value of our ships, on which certain of the ratios and financial covenants we are required to comply with are based. These factors may result in our inability to pay dividends on or redeem our Series A Preference Shares.

Restrictive covenants in our loan facilities and our position as corporate guarantor of such facilities as well as our NOK Bond impose financial and other restrictions on us, which may limit, among other things, our ability to borrow funds under such facilities and our ability to pay dividends on or redeem our Series A Preference Shares.

To borrow funds under our loan facilities, we must, among other things, meet specified financial covenants. Additionally, we, as corporate guarantor for certain loan facilities, are subject to specified financial covenants on a consolidated basis. For example, we are prohibited from incurring total indebtedness in an amount greater than 75% of our total assets. Total indebtedness and total assets are terms defined in our loan facilities and differ from those used in preparing our consolidated financial statements, which are prepared in accordance with IFRS. Further, these financial covenants generally include the following:

•	net working capital (excluding the current portion of long-term debt) must be not less than $0 (not included in the GasLog Partners credit facility);

•	total indebtedness divided by our total assets must not exceed 75% (in the case of the GasLog Partners credit facility, must be less than 60%);

•	the ratio of EBITDA over our debt service obligations (including interest and debt repayments) on a trailing 12 months’ basis must be not less than 110%;

•

the aggregate amount of all unencumbered cash and cash equivalents must exceed the higher of 3% of our total indebtedness or $20.0 million (in case of the GasLog Partners credit facility, $15.0 million) after the first drawdown;

•

being permitted to pay dividends, provided that we hold unencumbered cash and cash equivalents equal to at least 4% of our total indebtedness, subject to no event of default having occurred or occurring as a consequence of the payment of such dividends (in the case of the GasLog Partners credit facility, permitted to pay dividends subject to no event of default having occurred or resulting from such payment); and

•	market value adjusted net worth must at all times be not less than $350.0 million.

Our existing credit facilities also require us and certain of our subsidiaries to maintain the aggregate of (a) the market value, on a charter exclusive basis, of the mortgaged vessel or vessels and (b) the market value of any additional security provided to the lenders, not less than 120% of the then outstanding amount of the credit facility and any related swap exposure. If we fail to comply with these covenants and are not able to obtain covenant waivers or modifications, our lenders could require us to make prepayments or provide additional collateral sufficient to bring us into compliance with such covenants, and if we fail to do so we would not be permitted to pay dividends on the Series A Preference Shares or other capital stock and our lenders could accelerate our indebtedness.

To the extent we are not able to satisfy these requirements, we may not be able to borrow additional funds under the facilities, and if we are not in compliance with specified financial requirements, we may be in breach of the facilities, which could require us to repay outstanding amounts and would prevent us from paying dividends on the Series A Preference Shares and Common Shares.

As issuer of the NOK Bond we are required to comply with the financial covenants listed below:

•	total indebtedness divided by total assets must not exceed 75%;

•	the ratio of EBITDA over debt service obligations (including interest and debt repayments) on a trailing 12 months basis must be not less than 110%;

•	the aggregate amount of all unencumbered cash and cash equivalents must be not less than the higher of 3% of total indebtedness and $20.0 million after the first drawdown; and

•	market value adjusted net worth must at all times not be less than $350.0 million.

Additionally, the NOK Bond imposes restrictions and covenants limit our ability to, among other things:

•	declare or make any dividend payment or distribution, whether in cash or in kind;

•	repurchase any of our stock or undertake other similar transactions; or

•	grant any loans or make other distributions or transactions constituting a transfer of value to our shareholders that in aggregate exceed during any calendar year 50% of our consolidated net profit after taxes based on the audited annual accounts for the previous financial year (any unutilized portion of the permitted dividend pursuant to the above may not be carried forward).

Notwithstanding the above, we are permitted under the NOK Bond to make certain distributions on our shares, provided that total indebtedness divided by total assets (giving pro forma effect for the distribution) does not exceed 67.5% immediately after the distribution is made, the ratio of EBITDA over debt service obligations on a trailing 12 months basis ending the quarter immediately prior to that in which the distribution is made is not less than 115.0% and no event of default would result from such distribution including under the financial covenants described above. Further, for at least the remainder of 2015 and possibly in future years, we expect to rely upon this exception to the restriction on certain distributions in order to pay our expected dividends on our common shares and Series A Preference Shares (assuming our expected dividends consist of a dividend payable on our common shares at a level in accordance with our current dividend policy and historic practice as well as a dividend payable on our Series A Preference Shares equal to the rate set forth on the cover of this prospectus supplement).

Accordingly, we may need to seek a waiver from our lenders or note holders in order to engage in some corporate actions including payments of dividends on the Series A Preference Shares and Common Shares. The interests of our lenders or note holders may be different from ours, and we may be unable to obtain our lenders’ or note holders’ waiver when and if needed. If we do not comply with the restrictions and covenants in our loan facilities or in our NOK Bond, our business, results of operations, financial condition and ability to pay dividends on or redeem our Series A Preference Shares will be harmed.

Tax Risks

In addition to the following risk factors, you should read “Material Tax Considerations” for a more complete discussion of the expected material U.S. Federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series A Preference Shares.

We will have to pay tax on U.S.-source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S.-source gross transportation income of a ship-owning or chartering corporation, such as ourselves, is subject to a 4% U.S. Federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S.-source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

We do not currently qualify for a statutory tax exemption, and therefore we are subject to the 4% U.S. Federal income tax on our U.S.-source gross transportation income. We do not expect any resulting U.S. tax liability to be material or materially reduce the earnings available for distribution to our shareholders for the fiscal years ended December 31, 2014 and December 31, 2015. Changes to our business could change this expectation and in such circumstances we may attempt to qualify for the exemption from tax under Section 883. For a more detailed discussion, see “Material Tax Considerations—U.S. Taxation of Shipping Income.”

If we were treated as a “passive foreign investment company,” certain adverse U.S. Federal income tax consequences could result to U.S. stockholders.

A foreign corporation will be treated as a “passive foreign investment company” (“PFIC”) for U.S. Federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. Federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. If we are treated as a PFIC for any taxable year, we will provide information to U.S. stockholders who request such information to enable them to make certain elections to alleviate certain of the adverse U.S. Federal income tax consequences that would arise as a result of holding an interest in a PFIC.

Based on our method of operation, we do not believe that we are or have been a PFIC for this or any previous taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets. Our counsel, Cravath, Swaine & Moore LLP, has provided us with an opinion that we should not be a PFIC based on certain assumptions made by them as well as certain representations we made to them regarding the composition of our assets, the source of our income, the composition of our shareholder base, and the nature of our operations.

There is, however, no legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service (the “IRS”), or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, U.S. stockholders would face adverse tax consequences. Under the PFIC rules, unless those stockholders make certain elections available under the Code, such stockholders would be liable to pay U.S. Federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period. See “Material Tax Considerations—Taxation of U.S. Holders—PFIC Status” for a more detailed discussion of the U.S. Federal income tax consequences to U.S. stockholders if we are treated as a PFIC.

The enactment of proposed legislation could affect whether dividends paid by us constitute “qualified dividend income” eligible for the preferential rates.

Legislation has been proposed in the U.S. Senate that would deny the preferential rates of U.S. Federal income tax currently imposed on “qualified dividend income” with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country which has a comprehensive income tax system. Because Bermuda has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted in its current form the preferential rates of U.S. Federal income tax discussed in “Material Tax Considerations—Taxation of U.S. Holders—Distributions on Our Series A Preference Shares” may no longer be applicable to dividends received from us. As of the date of this prospectus, it is not possible to predict with certainty whether or in what form the proposed legislation will be enacted.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward- looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission, or the “SEC”, other information sent to our security holders, and other written materials. We caution that these and other forward-looking statements included in this prospectus supplement represent our estimates and assumptions only as of the date of this prospectus supplement or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

Factors that might cause future results to differ include, but are not limited to, the following:

•	continued low prices for crude oil and petroleum products;

•

general LNG shipping market conditions and trends, including charter rates, ship values, factors affecting supply and demand, technological advancements and opportunities for the profitable operations of LNG carriers;

•	our ability to enter into time charters with our existing customers as well as new customers;

•	our contracted charter revenue;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	the effect of volatile economic conditions and the differing pace of economic recovery in different regions of the world;

•	our future financial condition and liquidity;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our ability to make dividend payments;

•

our ability to enter into shipbuilding contracts for newbuildings and our expectations about the availability of existing LNG carriers to purchase, as well as our ability to consummate any such acquisitions;

•	the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	number of off-hire days, drydocking requirements and insurance costs;

•	our general and administrative expenses;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	expiration dates and extensions of charters;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	requirements imposed by classification societies;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation; and

•

other factors discussed in the section entitled “Risk Factors” of this prospectus supplement (and in the “Risk Factors” described in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 26, 2015, which is incorporated herein by reference).

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our Series A Preference Shares.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $96.17 million (or approximately $110.70 million if the underwriters exercise their option to purchase additional shares in full). We plan to use the net proceeds of this offering for general corporate purposes which may include making vessel acquisitions or investments.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(in thousands of U.S. dollars, except ratios)
Earnings
Pre-tax income before adjustment for non-controlling interest and before income from equity investee	8,389	12,728	3,142	55,459	49,268
Add:
Fixed charges	8,576	9,741	11,730	27,447	68,998
Amortization of capitalized interest	179	344	345	344	347
Distributed income of equity investee	1,570	1,287	750	1,640	1,220

Total Earnings	18,714	24,100	15,967	84,890	119,833
Less:
Interest capitalized	(3,393)	—	—	—	—

	15,321	24,100	15,967	84,890	119,833

Fixed Charges
Interest expensed and capitalized	7,697	8,772	10,781	23,619	53,276
Amortization of capitalized expenses relating to indebtedness	665	708	726	3,620	15,362
Interest portion of rental expense	214	261	223	208	360

	8,576	9,741	11,730	27,447	68,998

Ratio of Earnings to Fixed Charges(1)	1.79	2.47	1.36	3.09	1.74
Ratio of Earnings to Fixed Charges and Preference Share Dividends(1)	1.79	2.47	1.36	3.09	1.74

(1)	For purposes of calculating the ratios above:

•

“earnings” is the result of adding (a) pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income of equity investees (which includes non-cash unrealized gains and losses on derivative financial instruments), (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, and subtracting (x) interest capitalized and (y) preference security dividend requirement of consolidated subsidiaries;

•

“fixed charges” represent (i) interest incurred (whether expensed or capitalized) (ii) amortized premiums and capitalized expenses related to indebtedness, (iii) interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries; and

•

“preference share dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference shares and is computed as the amount of (a) the dividends divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations. We did not have any preference shares outstanding as of March 30, 2015 or during any of the periods covered by the above table. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2014 on an:

•	actual basis;

•	as adjusted basis, giving effect to the following transactions, which occurred during the period from January 1, 2015 to March 30, 2015:

(i)	scheduled debt payments totaling $21.58 million;

(ii)	dividends of $11.27 million paid on March 13, 2015, to common shareholders of record as of March 10, 2015;

(iii)	reissuance of 3,373 treasury shares

•	as further adjusted basis, giving effect to:

(i)	the issuance and sale of the Series A Preference Shares offered hereby (assuming the underwriters’ option to purchase additional shares is not exercised) at the public offering price of $25.00 per share;

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between December 31, 2014, and the date of this prospectus supplement.

This table should be read in conjunction with our audited financial statements for the year ended December 31, 2014, and the notes thereto included in our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 26, 2015, incorporated by reference in this prospectus supplement.

	As of December 31, 2014
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt:(1)
Borrowings—current portion(2)	$116,431	$116,431	$116,431
Borrowings—non-current portion(2)	1,778,845	1,757,265	1,757,265

Total debt	1,895,276	1,873,696	1,873,696

Equity:
Share capital(3)(4)	810	810	850
Contributed surplus	923,470	923,470	1,019,600
Reserves	(12,002)	(12,087)	(12,087)
Treasury shares	(12,576)	(12,491)	(12,491)
Retained Earnings	29,689	18,419	18,419
Non-controlling interest	323,646	323,646	323,646

Total equity	1,253,037	1,241,767	1,337,937

Total capitalization	$3,148,313	$3,115,463	$3,211,633

(1)

Our indebtedness, other than our NOK Bond, is secured by mortgages on our owned ships and is guaranteed by the Company or GasLog Partners, in the case of the Partnership’s indebtedness. The NOK Bond (the carrying amount of which, net of unamortized financing costs as of December 31, 2014 is $132.69 million) is unsecured.

(2)	Borrowings presented at December 31, 2014, are shown net of $31.21 million of loan issuance costs and premium that are being amortized over the term of the borrowings.

(3)

Does not include any shares that may be issued under the Company’s 2013 Omnibus Incentive Compensation Plan. Common shares, par value $0.01 per share; 500,000,000 shares authorized on an actual, as adjusted and as further adjusted basis; 80,493,126 common shares issued and outstanding on an actual basis; 80,496,499 common shares issued and outstanding on an as adjusted basis and as further adjusted basis.

(4)

Series A Preference Shares, par value $0.01 per share; no shares authorized, issued or outstanding on an actual and as adjusted basis; 4,000,000 preference shares, issued and outstanding on an as further adjusted basis.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 500,000,000 shares, par value $0.01 per share, of which, as of March 30, 2015, 80,496,499 common shares were issued and outstanding and no shares of Series A Preference Shares were issued and outstanding. Immediately after completion of this offering 4,000,000 Series A Preference Shares will be issued and outstanding (4,600,000 shares if the underwriters exercise their option to purchase additional shares in full).

Preference Shares

Pursuant to Bermuda law and our Bye-laws, our board of directors by resolution may establish one or more series of preference shares out of any of our unissued 500,000,000 authorized shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval.

Series A Preference Shares

The Series A Preference Shares offered hereby are a new series of shares. See “Description of Series A Preference Shares” for a description of the terms of these shares.

Common Shares

Holders of our common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of our common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of our common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Pursuant to our Bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued common shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our Bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors.

Any cash dividends payable to holders of our common shares listed on the NYSE will be paid to American Stock Transfer & Trust Company, LLC, our transfer agent in the United States, for disbursement to those holders.

For additional information of our common shares, we refer you to our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF SERIES A PREFERENCE SHARES

The following description of the Series A Preference Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our memorandum of association and Bye-laws, including the Certificate of Designations designating the Series A Preference Shares (the “Certificate of Designations”), and setting forth the rights, preferences and limitations of the Series A Preference Shares. A copy of the Certificate of Designations may be obtained from us as described under “Where You Can Find Additional Information.”

General

The Series A Preference Shares offered hereby are a new series of Preference Shares. Upon completion of this offering, there will be 4,600,000 Series A Preference Shares authorized, and 4,000,000 issued and outstanding (or 4,600,000 Series A Preference Shares issued and outstanding if the underwriters exercise their option to purchase additional shares in full). We may, without notice to or consent of the holders of the then-outstanding shares of Series A Preference Shares, authorize and issue additional Series A Preference Shares as well as Parity Securities and Junior Securities (each as defined under “Summary—The Offering—Ranking”) and, subject to the further limitations described under “—Voting Rights,” Senior Securities (as defined under “Summary—The Offering—Ranking”).

The holders of our common shares are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common shares are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of shares of any class or series of capital stock (including the Series A Preference Shares) having preferential rights to receive distributions of our assets. See “Description of Share Capital.”

The Series A Preference Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of cash available for such purpose. When issued and paid for in the manner described in this prospectus supplement, the Series A Preference Shares offered hereby will be fully paid and nonassessable. Each share of Series A Preference Shares will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Series A Preference Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preference Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All Series A Preference Shares offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series A Preference Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Series A Preference Shares will not be convertible into common shares or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preference Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series A Preference Shares will be subject to redemption, in whole or from time to time in part, at our option commencing on April 7, 2020. See “—Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series A Preference Shares. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

Prior to this offering, we had not established other series of Preference Shares. The Series A Preference Shares will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities;

•	on a parity with the Parity Securities; and

•

junior to (i) all of our indebtedness, including our senior unsecured Norwegian bond of NOK 1 billion and guarantees of our subsidiaries’ indebtedness, (ii) all other liabilities and (iii) each other class or series of shares expressly made senior to the Series A Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary.

The Series A Preference Shares ranks junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Liquidation Rights

The holders of issued and outstanding shares of Series A Preference Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the issued and outstanding Series A Preference Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preference Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding shares of Series A Preference Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then issued and outstanding according to their respective rights.

Voting Rights

The Series A Preference Shares will have no voting rights except as set forth below or as otherwise provided by Bermuda law. In the event that six quarterly dividends, whether consecutive or not, payable on the Series A Preference Shares are in arrears, the holders of the Series A Preference Shares, will have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series A Preference Shares voted as a class for the election of such director). The right of such holders of Series A Preference Shares to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series A Preference Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series A Preference Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series A Preference Shares and any other Parity Securities shall each be entitled to one vote on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series A Preference Shares, voting as a single class, we may not adopt any amendment to our memorandum of association, Bye-laws or certificate of designations that adversely varies the preferences, powers or rights of the Series A Preference Shares in any material respect.

Under the Certificate of Designations, we may issue additional common shares and other Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preference Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities or Senior Securities is limited as described under “—Voting Rights.”

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding shares of Series A Preference Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Company may not (i) issue any Parity Securities if the cumulative dividends payable on outstanding Series A Preference Shares are in arrears or (ii) create or issue any Senior Shares.

On any matter described above in which the holders of the Series A Preference Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series A Preference Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote. As of March 30, 2015, there were no shares of preference shares issued and outstanding.

No vote or consent of holders of Series A Preference Shares shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common shares or other Junior Securities or (iii) except as provided above, the authorization or issuance of any preference shares of any series of the Company.

Dividends

General

Holders of Series A Preference Shares will be entitled to receive, when, as and if declared by our board of directors out of cash available for such purpose, cumulative cash dividends from April 7, 2015.

Dividend Rate

Dividends on Series A Preference Shares will be cumulative, commencing on April 7, 2015, and payable on each Dividend Payment Date, commencing July 1, 2015, when, as and if declared by our board of directors or any authorized committee thereof out of cash available for such purpose. Dividends on the Series A Preference Shares will accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per share of Series A Preference Shares. The dividend rate is not subject to adjustment.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series A Preference Shares will be each January 1, April 1, July 1 and October 1, commencing July 1, 2015. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preference Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series A Preference Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our Bye-laws then in effect and the Certificate of Designations.

So long as the Series A Preference Shares is held of record by the Securities Depository or its nominee, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preference Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Preference Shares and any Parity Securities through the most recent respective Dividend Payment Date. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series A Preference Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preference Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preference Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preference Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preference Shares.

Redemption

Optional Redemption

Commencing on April 7, 2020, we may redeem, at our option, in whole or from time to time in part, the Series A Preference Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected out of any funds available for such purpose.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series A Preference Shares to be redeemed and, if less than all issued and outstanding shares of Series A Preference Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series A Preference Shares is to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding shares of Series A Preference Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all shares of Series A Preference Shares are held of record by the Securities Depository or its nominee, we will give notice, or cause notice to be given, to the Securities Depository of the number of shares of Series A Preference Shares to be redeemed, and the Securities Depository will determine the number of shares of Series A Preference Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preference Shares for its own account). A participant may determine to redeem Series A Preference Shares from some beneficial owners (including the participant itself) without redeeming Series A Preference Shares from the accounts of other beneficial owners.

So long as the Series A Preference Shares is held of record by the Securities Depository or its nominee, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preference Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series A Preference Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series A Preference Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series A Preference Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preference Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preference Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series A Preference Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series A Preference Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued Preference Shares, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series A Preference Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preference Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preference Shares and any Parity Securities. Common shares and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series A Preference Shares and any Parity Securities for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series A Preference Shares will not have the benefit of any sinking fund.

Book-Entry System

All Series A Preference Shares offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series A Preference Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series A Preference Shares offered hereby will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series A Preference Shares will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series A Preference Shares, each purchaser of Series A Preference Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series A Preference Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series A Preference Shares.

So long as the Securities Depository (or its nominee) is the sole holder of the Series A Preference Shares, no beneficial holder of the Series A Preference Shares will be deemed to be a stockholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series A Preference Shares, whether as a holder of the Series A Preference Shares for its own account or as a nominee for another holder of the Series A Preference Shares.

Investors in the Series A Preference Shares who are not direct participants in The Depository Trust Company may hold their interests therein indirectly through organizations (including Euroclear System (“Euroclear”) and Clearstream Banking, N.A. (“Clearstream”)) which are direct participants. Euroclear and Clearstream will hold interests in the Series A Preference Shares on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the Series A Preference Shares, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company or any successor Securities Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Cross-market transfers between direct participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Series A Preference Shares in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the single certificate representing the Series A Preference Shares from a direct participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in the single certificate representing the Series A Preference Shares by or through a Euroclear or Clearstream participant to a direct participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

MATERIAL TAX CONSIDERATIONS

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. Given the limited duration of the Bermuda Minister of Finance’s assurance, we cannot assure you that we will not be subject to any Bermuda tax after March 31, 2035.

Under current Bermuda law, shareholders not ordinarily resident in Bermuda will not be subject to income, withholding or other taxes or stamp or other duties upon the issue, transfer or sale of Series A Preference Shares or on any payments made on Series A Preference Shares.

Material U.S. Federal Income Tax Considerations

The following discussion of U.S. Federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any U.S. state or local tax matters. You are encouraged to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of our Series A Preference Shares that may be applicable to you.

U.S. Taxation of Shipping Income

Subject to the discussion of “effectively connected” income below, unless we are exempt from U.S. Federal income tax under the rules contained in Section 883 of the Code, we will be subject to U.S. Federal income tax under the rules of Section 887 of the Code, which would impose on us a 4% U.S. income tax in respect of our U.S. source gross transportation income (without the allowance for deductions).

For this purpose, U.S. source gross transportation income includes 50% of the shipping income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States. Shipping income attributable to transportation exclusively between non-U.S. ports is generally not subject to any U.S. income tax.

For this purpose, “shipping income” means income that is derived from:

(i)	the use of ships;

(ii)	the hiring or leasing of ships for use on a time, operating or bareboat charter basis;

(iii)	the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture we directly or indirectly own or participate in that generates such income; or

(iv)	the performance of services directly related to those uses.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from U.S. Federal income tax on our U.S. source gross transportation income if:

(i)	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

(ii)	either

(a)

more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an equivalent exemption to corporations organized in the United States (the “50% Ownership Test”), or

(b)

our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an equivalent exemption to U.S. corporations, or in the United States (the “Publicly-Traded Test”).

Bermuda, the jurisdiction in which we are incorporated, grants an equivalent exemption to U.S. corporations. Therefore, we will be eligible for the exemption under Section 883 of the Code if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. Although we have satisfied the 50% Ownership Test in the past, it may be difficult or impossible for us to establish that we satisfy the 50% Ownership Test because our common shares are traded on the NYSE and are widely held.

As to the Publicly-Traded Test, the regulations under Section 883 of the Code provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that is traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. We believe that our common shares are, and will continue to be, “primarily traded” on the NYSE, which is an established securities market for these purposes. We also intend to file an application to list our Series A Preference Shares on the NYSE. If the application is approved, we expect our Series A Preference Shares to be “primarily traded” on the NYSE.

The Publicly-Traded Test also requires our stock to be “regularly traded” on an established securities market. Stock generally is regularly traded on one or more established securities markets if (i) one or more classes of the corporation’s stock that, in the aggregate, represent more than 50% of the total combined voting power of all classes of stock of that corporation entitled to vote and more than 50% of the total value of the stock of such corporation are listed on one or more established securities markets during the taxable year; and (ii) for each class of stock relied upon to satisfy the more-than-50% requirement, the shares are (a) traded on the market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year) and (b) the aggregate number of shares traded on such market during the taxable year is at least 10% of the average number of shares outstanding during such year (as appropriately adjusted in the case of a short taxable year). We believe we satisfy, and will continue to satisfy, the trading frequency and trading volume tests. However, even if we do not satisfy both tests, these tests are deemed satisfied if our stock is traded on an established securities market in the United States and are regularly quoted by dealers making a market in such stock. We believe this is and will continue to be the case.

Notwithstanding the foregoing, we will satisfy the regularly traded requirement only if we can establish that among the group of persons who each own, either actually or constructively under certain stock attribution rules, 5% or more of a class of our stock, or “5% Shareholders”, there are sufficient “qualified shareholders” to demonstrate that non-qualified 5% Shareholders do not own 50% or more of such class of stock for more than half the number of days during the taxable year. In order to satisfy this requirement, a sufficient number of 5% Shareholders must verify that they are qualified shareholders by providing certain information to us, including information about their countries of residence for tax purposes and their actual and/or constructive ownership of our stock. We do not currently satisfy the foregoing requirements of the Publicly Traded Test.

We are currently not entitled to this exemption under Section 883 for any taxable year. As a result, we are subject to the 4% U.S. Federal income tax under Section 887 on our U.S. source gross transportation income (subject to the discussion of “effectively connected income” below). In 2014, we did not have any U.S. source gross transportation income, and we do not currently expect to incur any material U.S. federal income tax liability on our income.

Because we are unable to qualify for the exemption under Section 883, our U.S. source gross transportation income in future years that is considered to be “effectively connected” with the conduct of a U.S. trade or business is subject to the U.S. corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% U.S.

“branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross transportation income would be considered effectively connected with the conduct of a U.S. trade or business only if:

(i)	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income; and

(ii)

substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a ship that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that our U.S. source gross transportation income will not be effectively connected with the conduct of a U.S. trade or business because we will not have, or permit circumstances that would result in having, such a fixed place of business in the United States or any ship sailing to or from the United States on a regularly scheduled basis.

In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to U.S. corporate income tax on net income at rates of up to 35% (and the branch profits tax discussed above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

Taxation of Gain on Sale of Shipping Assets

We will not be subject to U.S. income taxation with respect to gain realized on a sale of a ship, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a ship will be considered to occur outside of the United States for this purpose if title to the ship (and risk of loss with respect to the ship) passes to the buyer outside of the United States. We expect that any sale of a ship will be so structured that it will be considered to occur outside of the United States.

Taxation of U.S. Holders

You are a “U.S. holder” if you are a beneficial owner of our Series A Preference Shares and you are a U.S. citizen or resident, a U.S. corporation (or other U.S. entity taxable as a corporation), an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

If a partnership holds our Series A Preference Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Series A Preference Shares, you should consult your tax advisor.

Distributions on Our Series A Preference Shares

Subject to the discussion of “passive foreign investment companies” below, any distributions with respect to our Series A Preference Shares that you receive from us will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits (as determined under U.S. tax principles). Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of your tax basis in our Series A Preference Shares (on a dollar-for-dollar basis) and thereafter as capital gain.

Because we are not a U.S. corporation, if you are a U.S. corporation (or a U.S. entity taxable as a corporation), you will not be entitled to claim a dividends-received deduction with respect to any distributions you receive from us.

Dividends paid with respect to our Series A Preference Shares will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

If you are an individual, trust or estate, dividends you receive from us should be treated as “qualified dividend income,” provided that:

(a)	the Series A Preference Shares is readily tradable on an established securities market in the United States (such as the New York Stock Exchange);

(b)	we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under “—PFIC Status”);

(c)	you own our Series A Preference Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Series A Preference Shares becomes ex-dividend;

(d)	you are not under an obligation to make related payments with respect to positions in substantially similar or related property; and

(e)	certain other conditions are met.

Qualified dividend income is taxed at a preferential maximum rate of 15% or 20%, depending on the income level of the taxpayer.

Special rules may apply to any “extraordinary dividend.” Generally, an extraordinary dividend is a dividend with respect to a share of our Series A Preference Shares in an amount that is equal to (or in excess of) 5% of your adjusted tax basis (or fair market value in certain circumstances) in such Series A Preference Shares. If we pay an extraordinary dividend on our Series A Preference Shares that is treated as qualified dividend income and if you are an individual, estate or trust, then any loss derived by you from a subsequent sale or exchange of such Series A Preference Shares will be treated as long-term capital loss to the extent of such dividend.

There is no assurance that dividends you receive from us will be eligible for the preferential rates applicable to qualified dividend income. Dividends you receive from us that are not eligible for the preferential rates will be taxed at the ordinary income rates.

In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to U.S. holders who are individuals, estates or trusts would not be eligible for the preferential tax rates. Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in Bermuda. As of the date hereof, it is not possible to predict with certainty whether or in what form this proposed legislation will be enacted.

Sale, Exchange or Other Disposition of Series A Preference Shares

Provided that we are not a PFIC for any taxable year, you generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Series A Preference Shares in an amount equal to the difference between the amount realized by you from such sale, exchange or other disposition and your tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if your holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. Your ability to deduct capital losses against ordinary income is subject to limitations.

Unearned Income Medicare Contribution Tax

Each U.S. holder who is an individual, estate or trust will generally be subject to a 3.8% Medicare tax on the lesser of (i) such U.S. holder’s “net investment income” for the relevant taxable year, and (ii) the excess of such U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividends on and capital gains from the sale, exchange or other disposition of our Series A

Preference Shares, subject to certain exceptions. You are encouraged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains from your ownership or disposition of our Series A Preference Shares.

PFIC Status

Special U.S. Federal income tax rules apply to you if you hold stock in a non-U.S. corporation that is classified as a “passive foreign investment company” for U.S. Federal income tax purposes. In general, we will be treated as a PFIC in any taxable year in which, after applying certain look-through rules, either:

(a)

at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

(b)	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income we earned, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.2d 299 (5th Cir. 2009), the Fifth Circuit held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. In a recent published guidance, however, the IRS states that it disagrees with the holding in Tidewater, and specifies that time charters should be treated as service contracts. Since we have chartered all our vessels to unrelated charterers on the basis of time charters and since we expect to continue to do so, we believe that we are not now and have never been a PFIC. Our counsel, Cravath, Swaine & Moore LLP, has provided us with an opinion that (i) the income we receive from time chartering activities and assets engaged in generating such income should not be treated as passive income or assets, respectively, and (ii) for the taxable year during which our initial public offering occurred and each taxable year thereafter, we should not be a PFIC. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding the nature of our assets, income and charters to our counsel. However, we have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed below, if we were to be treated as a PFIC for any taxable year, you generally would be subject to one of three different U.S. Federal income tax regimes, depending on whether or not you make certain elections. Additionally, starting in 2015, for each year during which you own our Series A Preference Shares, and we are a PFIC and the total value of all PFIC stock that you directly or indirectly own exceeds certain thresholds, you will be required to file IRS Form 8621 with your U.S. Federal income tax return to report your ownership of our Series A Preference Shares.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders That Make a Timely QEF Election

If we were a PFIC and if you make a timely election to treat us as a “Qualifying Electing Fund” for U.S. tax purposes (a “QEF Election”), you would be required to report each year your pro rata share of our ordinary earnings and our net capital gain for our taxable year that ends with or within your taxable year, regardless of whether we make any distributions to you. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. Your adjusted tax basis in our Series A Preference Shares would be increased to reflect such taxed but undistributed earnings and profits. Distributions of earnings and profits that had previously been taxed would result in a corresponding reduction in your adjusted tax basis in our Series A Preference Shares and would not be taxed again once distributed. You would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series A Preference Shares. Even if you make a QEF Election for one of our taxable years, if we were a PFIC for a prior taxable year during which you held our Series A Preference Shares and for which you did not make a timely QEF Election, you would also be subject to the more adverse rules described below under “Taxation of U.S. Holders That Make No Election.” Additionally, to the extent any of our subsidiaries is a PFIC, your election to treat us as a “Qualifying Electing Fund” would not be effective with respect to your deemed ownership of the stock of such subsidiary and a separate QEF Election with respect to such subsidiary is required.

You would make a QEF Election by completing and filing IRS Form 8621 with your U.S. Federal income tax return for the year for which the election is made in accordance with the relevant instructions. If we were to become aware that we were to be treated as a PFIC for any taxable year, we would notify all U.S. holders of such treatment and would provide all necessary information to any U.S. holder who requests such information in order to make the QEF Election described above with respect to us and the relevant subsidiaries.

Taxation of U.S. Holders That Make a Timely “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our Series A Preference Shares is treated as “marketable stock,” you would be allowed to make a “mark-to-market” election with respect to our Series A Preference Shares, provided you complete and file IRS Form 8621 with your U.S. Federal income tax return for the year for which the election is made in accordance with the relevant instructions. If that election is made, you generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Series A Preference Shares at the end of the taxable year over your adjusted tax basis in our Series A Preference Shares. You also would be permitted an ordinary loss in respect of the excess, if any, of your adjusted tax basis in our Series A Preference Shares over the fair market value of such shares at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). Your tax basis in our Series A Preference Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Series A Preference Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Series A Preference Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by you. However, to the extent any of our subsidiaries is a PFIC, your “mark-to-market” election with respect to our Series A Preference Shares would not apply to your deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders That Make No Election

Finally, if we were treated as a PFIC for any taxable year and if you did not make either a QEF Election or a “mark-to-market” election for that year, you would be subject to special rules with respect to (a) any excess distribution (that is, the portion of any distributions received by you on our Series A Preference Shares in a taxable year in excess of 125% of the average annual distributions received by you in the three preceding taxable years, or, if shorter, your holding period for our Series A Preference Shares) and (b) any gain realized on the sale, exchange or other disposition of our Series A Preference Shares. Under these special rules:

(i)	the excess distribution or gain would be allocated ratably over your aggregate holding period for our Series A Preference Shares;

(ii)	the amount allocated to the current taxable year would be taxed as ordinary income; and

(iii)

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you died while owning our Series A Preference Shares, your successor generally would not receive a step-up in tax basis with respect to such shares for U.S. tax purposes.

Taxation of Non-U.S. Holders

You are a “non-U.S. holder” if you are a beneficial owner of our Series A Preference Shares (other than a partnership for U.S. tax purposes) and you are not a U.S. holder.

Distributions on Our Series A Preference Shares

You generally will not be subject to U.S. Federal income or withholding taxes on a distribution received from us with respect to our Series A Preference Shares, unless the income arising from such distribution is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with respect to that income, such income generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Disposition of Our Series A Preference Shares

You generally will not be subject to U.S. Federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Series A Preference Shares, unless:

(a)

the gain is effectively connected with your conduct of a trade or business in the United States; if you are entitled to the benefits of an applicable income tax treaty with respect to that gain, that gain generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States; or

(b)	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. Federal income tax, net of certain deductions, at regular U.S. Federal income tax rates. If you are a corporate non-U.S. holder, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

United States Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder, dividend payments (or other taxable distributions) made within the United States will be subject to information reporting requirements and backup withholding tax if you:

(1)	fail to provide us with an accurate taxpayer identification number;

(2)	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your Federal income tax returns; or

(3)	in certain circumstances, fail to comply with applicable certification requirements.

If you are a non-U.S. holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you sell our Series A Preference Shares to or through a U.S. office or broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our Series A Preference Shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.

However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell our Series A Preference Shares through a non-U.S. office of a broker that is a U.S. person or has certain other connections with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

U.S. individuals who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. Federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a foreign corporation, including our Series A Preference Shares, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult with your tax advisor regarding the filing of this form.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Series A Preference Shares in this offering, other than the underwriting discount, will be as follows:

SEC Registration Fee*	$11,620
Printing	50,000
Legal Fees and Expenses	500,000
Accountants’ Fees and Expenses	75,000
NYSE Fees	16,550
FINRA Fee*	15,000
Transfer Agent Fees and Expenses	5,000
Miscellaneous Costs	6,830

Total	$680,000

*	Previously paid.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the Series A Preference Shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Series A Preference Shares indicated in the following table. UBS Securities LLC, Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers of the offering.

Name	Number of Series A Preference Shares
UBS Securities LLC	1,600,000
Morgan Stanley & Co. LLC	1,600,000
Stifel, Nicolaus & Company, Incorporated	600,000
Credit Suisse Securities (USA) LLC	200,000

Total	4,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional Series A Preference Shares solely to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series A Preference Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Series A Preference Shares listed next to the names of all underwriters in the preceding table.

Commissions and Discounts

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Series A Preference Share	Total
		No Exercise	Full Exercise
Public offering price	$25.00	$100,000,000	$115,000,000
Underwriting discounts paid by us	$0.7875	$3,150,000	$3,622,500
Proceeds to Company	$24.2125	$96,850,000	$111,377,500

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $680,000. We have agreed to reimburse the underwriters for certain legal expenses relating solely to state “Blue Sky” qualifications and FINRA filings in connection with the offering in an amount not to exceed $10,000, which reimbursement is deemed underwriting compensation by FINRA.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per share from the public offering price. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to $0.45 per share. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

No Sale of Similar Securities

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement relating to any Series A Preference Shares or substantially similar security, including but not limited to any options or warrants to purchase Series A Preference Shares or substantially similar security, or any securities convertible into or exchangeable for, or that represent the right to receive, Series A Preference Shares or substantially similar security, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Series A Preference Shares or substantially similar security during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of UBS Securities LLC and Morgan Stanley & Co. LLC.

NYSE Listing

We intend to file an application to list the Series A Preference Shares on NYSE. If the application is approved, trading of the Series A Preference Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series A Preference Shares. The underwriters have advised us that they intend to make a market in the Series A Preference Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series A Preference Shares will develop prior to commencement of trading on the NYSE or, if developed, that it will be maintained.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the Series A Preference Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preference Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Series A Preference Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Series A Preference Shares. As a result, the price of the Series A Preference Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

We expect that delivery of Series A Preference Shares will be made to investors on April 7, 2015, which will be the fifth business day following the date of pricing of the Series A Preference Shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series A Preference Shares on the initial pricing date of the Series A Preference Shares or the succeeding business day will be required, by virtue of the fact that the Series A Preference Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

Conflict of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In particular, affiliates of Credit Suisse Securities (USA) LLC and UBS Securities LLC are lenders under certain of our credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Directed Share Program

At our request, the underwriters may reserve up to 5% of the Series A Preference Shares offered hereby for officers, directors, employees and certain other persons associated with us. The number of Series A Preference Shares available for sale to the general public will be reduced to the extent such persons purchase such reserved Series A Preference Shares. Any reserved Series A Preference Shares not so purchased will be offered by the underwriters to the general public on the same basis as the other Series A Preference Shares offered hereby. Any participants in this program will be prohibited from selling, pledging or assigning any Series A Preference Shares sold to them pursuant to this program for a period of 30 days after the date of this prospectus supplement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our Series A Preference Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our Series A Preference Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our Series A Preference Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our Series A Preference Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Series A Preference Shares to be offered so as to enable an investor to decide to purchase any of our Series A Preference Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(l)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entitles, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or reply on this document or any of its contents.

France

Neither this prospectus supplement nor any other offering material relating to our Series A Preference Shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European economic area and notified to the Autorité des Marchés Financiers. Our Series A Preference Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to our Series A Preference Shares have been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any other offer for subscription or sale of our Series A Preference Shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restrient d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1- or 3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

Our Series A Preference Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

Our Series A Preference Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or “SIX”, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our Series A Preference Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our Series A Preference Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Series A Preference Shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of our Series A Preference Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “SCISA”. The investor protection afforded to acquirers of interests in collective investment schemes under the SCISA does not extend to acquirers of our Series A Preference Shares.

This prospectus supplement as well as any other material relating to our Series A Preference Shares is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been sent in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

Our Series A Preference Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Series A Preference Shares may not be circulated or distributed, nor may our Series A Preference Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section

274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our Series A Preference Shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan

Our Series A Preference Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and no securities will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Bermuda

Our Series A Preference Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing our Series A Preference Shares in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

Australia

This document is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

Our Series A Preference Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to our Series A Preference Shares has been, or will be, prepared.

This document does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our Series A Preference Shares shall be deemed to be made to such recipient and no applications for our Series A Preference Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our Series A Preference Shares you undertake to us that, for a period of 12 months from the date of issue of our Series A Preference Shares, you will not transfer any interest in our Series A Preference Shares to any person in Australia other than to a wholesale client.

Greece

Our Series A Preference Shares have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. Our Series A Preference Shares may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. As a result, the rights of holders of our Series A Preference Shares will be governed by Bermuda law and our memorandum of association and Bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A majority of our directors and some of the named experts referred to in this prospectus supplement are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

LEGAL MATTERS

The validity of the Series A Preference Shares and certain other legal matters, including tax matters, with respect to the laws of Bermuda will be passed upon for us by our special counsel as to Bermuda law, Conyers Dill & Pearman Limited. Certain matters with respect to this offering, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP may rely on the opinion of Conyers Dill & Pearman Limited for all matters of Bermuda law. Certain matters with respect to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2013 and for the two years in the period then ended, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The consolidated financial statements as of and for the year ended December 31, 2014 incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of GasLog Ltd.’s internal control over financial reporting as of December 31, 2014 have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus supplement. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800- SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus supplement and GasLog Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus supplement incorporates by reference certain documents including the following:

•	our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 26, 2015; and

•

the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of our Series A Preference Shares made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of our Series A Preference Shares, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogltd.com. Requests for such information should be made to us at the following address:

GasLog Ltd.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15

Attention: Nicola Lloyd, General Counsel

You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$500,000,000

GasLog Ltd.

Common Shares
Preference Shares
Debt Securities
Warrants
Rights
Units

Through this prospectus, we may offer common shares, preference shares, debt securities, warrants, rights and units from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 36,717,774 common shares. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933, rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common shares are traded on the New York Stock Exchange under the symbol “GLOG”.

Our principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at such address is +377 97 97 51 15.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is August 7, 2013.

-i-

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•

general liquefied natural gas (“LNG”) and LNG shipping market conditions and trends, including charter rates, ship values, factors affecting supply and demand, technological advancements and opportunities for the profitable operations of LNG carriers;

•	our ability to enter into time charters with our existing customers as well as new customers;

•	our contracted charter revenue;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	the effect of the worldwide economic slowdown;

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectations relating to dividend payments and our ability to make such payments;

•

our ability to enter into shipbuilding contracts for newbuildings and our expectations about the availability of existing LNG carriers to purchase, as well as our ability to consummate any such acquisitions;

•	our expectations about the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	number of off-hire days, drydocking requirements and insurance costs;

•	our anticipated general and administrative expenses;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	expiration dates and extensions of charters;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	requirements imposed by classification societies;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus.

We caution that these and other forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the “Risk Factors” section of this prospectus. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common shares.

THE COMPANY

Unless otherwise indicated, references in this prospectus to “GasLog”, the “Company”, the “Group”, “we”, “our”, “us” or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries or their predecessors, or to such entities collectively. References to “BG Group” refer to BG Group plc or any one or more of its subsidiaries or to such entities collectively; references to “Samsung Heavy Industries” refer to Samsung Heavy Industries Co., Ltd.; and references to “Shell” refer to Royal Dutch Shell plc or any one or more of its subsidiaries or to such entities collectively.

We are a growth-oriented international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Our owned fleet consists of 12 wholly owned LNG carriers, including four ships in operation (two ships delivered to us in 2010 and two ships delivered to us in 2013) and eight LNG carriers on order at the world’s leading LNG shipbuilder, Samsung Heavy Industries. We currently manage and operate 16 LNG carriers, which include our four owned ships in operation, 11 ships owned or leased by BG Group, a leading participant in the global energy and natural gas markets, and one additional LNG carrier in which we have a 25% interest. We are also supervising the construction of our newbuildings. All of our 12 owned ships are, or when delivered will be, newly-built LNG carriers equipped with the latest tri-fuel diesel electric propulsion technology. We have secured time charter contracts for the four ships that have been delivered to us and six of our newbuildings on order that from March 31,

2013 provide total contracted revenue of $1.8 billion during their initial terms, which expire between 2015 and 2026.

Our wholly owned subsidiary, GasLog LNG Services Ltd., exclusively handles the technical management of our fleet, including plan approval for new ship orders, supervision of ship construction and planning and supervision of drydockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental, or “HSSE”, management and reporting. As the sole technical manager of BG Group’s owned fleet of LNG carriers for over 10 years, we have established a track record for the efficient, safe and reliable operation of LNG carriers, which is evidenced by our safety performance and the limited off-hire days of the 16 ships currently operating under our management.

On April 4, 2012, we completed an initial public offering and a concurrent private placement of our common shares. Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticket symbol “GLOG”. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A majority of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $500,000,000 of any combination of the securities described in this prospectus and any selling shareholders may sell up to 36,717,774 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling shareholders sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and GasLog Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 28, 2013;

•	Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on May 15, 2013; and

•

the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogltd.com. Requests for such information should be made to us at the following address:

GasLog Ltd.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: Head of Legal

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	—	—	1.79	2.47	1.36	2.51
Dollar Amount of the Coverage Deficiency	30,146,392	800,408	n/a	n/a	n/a	n/a

We have not issued any preference shares as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interest and before income from equity investee plus interest expensed and capitalized, amortization of capitalized interest, amortization of capitalized expenses related to indebtedness, distributed income of equity investee, and an estimate of the interest within rental expense less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

A description of our common shares can be found in our registration statement on the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF PREFERENCE SHARES

Our bye-laws authorize our board of directors to establish one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series. The issuance of preference shares may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of preference shares with voting and conversion rights may adversely affect the voting power of the holders of shares of our common shares.

The applicable prospectus supplement will describe the following terms of any series of preference shares in respect of which this prospectus is being delivered:

•	the number of shares constituting a series and the distinctive designation of the series;

•

the dividend rate of the series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of the series;

•	the voting rights, if any, of the holders of the series, in addition to the voting rights provided by law;

•

whether the series will have conversion or exchange privileges (including, without limitation, conversion into common shares), and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate;

•	whether the shares of the series will be redeemable or repurchaseable and, if so, the terms and conditions or such redemption or repurchase;

•	whether the series will have a sinking fund for the redemption or repurchase of shares of the series;

•

the rights of the shares of the series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon issuance of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

•

the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any of payment in respect of shares of the series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of the series.

The description in the applicable prospectus supplement of any preference shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable board resolution or specimen share certificate, which will be filed with the SEC if we offer preference shares. For more information on how you can obtain copies of any board resolution or specimen share certificate if we offer preference shares, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable board resolution or the applicable specimen share certificate, and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common shares or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for common shares or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for common shares or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE UNITS

We may issue units consisting of common shares, preference shares, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

SELLING SHAREHOLDERS

This prospectus also covers 36,717,774 common shares, which may be sold by or on behalf of selling shareholders, which may include Blenheim Holdings Ltd. following the expiration of certain existing restrictions on October 4, 2013, or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company or purchased in the open market, in each case, prior to the initial filing of this registration statement.

PLAN OF DISTRIBUTION

We or any selling shareholders may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•

on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us or the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we or the selling shareholders may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or the selling shareholders. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or the selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or the selling shareholders may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling shareholders, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the names of the selling shareholders and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and, if applicable, the selling shareholders, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We or the selling shareholders may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling shareholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us or any selling shareholders for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended. If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us or the selling shareholders, to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$134,259.54
Printing		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
FINRA Fee		148,146.12
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of GasLog Ltd., incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

4,000,000 Shares

8.75% Series A Cumulative Redeemable
Perpetual Preference Shares

GasLog Ltd.

PROSPECTUS SUPPLEMENT

March 30, 2015

Joint Bookrunners

UBS Investment Bank	Morgan Stanley	Stifel
Joint Lead Manager
Credit Suisse